EXHIBIT 99.1

Contact:	David W. Brunton, Chief Financial Officer
SBE, Inc.
(925) 355-7700
davidb@sbei.com

Per Bystedt
Neonode, Inc
46-709-55-84-43
per.bystedt@neonode.com

SBE and Neonode Announce Execution of Merger Agreement

SAN RAMON, CA, January 22, 2007 - SBE, Inc. (Nasdaq: SBEI) and Neonode, Inc., a privately-held, Swedish mobile handset developer, announced today the execution of a definitive merger agreement. Although the exact number of shares to be issued in the merger will be determined at closing according to a formula contained in the merger agreement, it is currently estimated that SBE will issue approximately 57 million shares of its common stock in exchange for outstanding shares of Neonode common stock and will assume options and warrants exercisable for approximately 17 million additional shares of SBE common stock. It is expected that the current board of directors of Neonode will become the board of directors of SBE upon the closing.

SBE expects to complete the transaction in its second fiscal quarter, subject to satisfaction of closing conditions set forth in the merger agreement. In addition to customary closing conditions, the transaction is subject to the approval of the SBE and Neonode stockholders and a reverse split of SBE’s outstanding common stock. The number of shares referenced above is presented on a pre-split basis. After the merger is completed, the combined company's headquarters will be in Stockholm, Sweden, where Neonode’s corporate headquarters and research and development activities are located. The combined company’s stock is expected to continue to trade on the Nasdaq Capital Market.

The securities offered in the merger will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Neonode

Neonode is a Swedish based developer and manufacturer of multimedia mobile handsets. With over five years of research and development Neonode is today a leader and trendsetter in buttonless touch screen mobile phones and gesture based user interfaces. Neonode mobile phones are based on patented technologies. With Neonode's open Microsoftbased platform consumers can themselves upgrade and customize their handsets similar to a PC.

In close collaboration with leading electronic manufacturers Neonode strives to create a leading alternative brand within the premium mobile device market. Neonode was founded in 2001 and has its main office in Stockholm, Sweden. More information is available at www.neonode.com

About SBE

SBE designs and provides IP-based storage networking solutions for an extensive range of business critical applications, including back-up and disaster recovery. SBE delivers a portfolio of scalable, standards-based hardware and software products designed to enable optimal performance and rapid deployment across a wide range of next-generation storage systems. Based in San Ramon, California, SBE is a publicly-traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. More information is available at www.sbei.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about consummation of the proposed merger transaction. Such statements are only predictions and the company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of SBE and Neonode to comply with the closing conditions necessary in order to consummate the transaction. These factors and others are more fully discussed in the documents SBE files from time to time with the Securities and Exchange Commission, particularly, the Form 8-K that will be filed with the Securities and Exchange Commission describing the terms of the merger agreement and SBE’s most recent Form 10-K and Form 10-Q.

SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

Additional Information and Where to Find It

In connection with the proposed merger and required stockholder approval, SBE intends to file with the Securities and Exchange Commission, or SEC, a proxy statement on Schedule 14A that will be mailed to the stockholders of SBE. INVESTORS AND SECURITY HOLDERS OF SBE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement will be mailed to the stockholders as of a record date to be established for voting on the proposed merger. Investors and security holders will be able to obtain free copies of the proxy statement, as well as other filed materials containing information about SBE, at www.sec.gov, the SEC’s website. Investors may also access the proxy statement and the other materials at www.sbei.com, or obtain copies of such material by request to SBE’s Corporate Secretary at: SBE, Inc., 4000 Executive Parkway, Suite 200, San Ramon, CA 94583.

SBE and its officers and directors may be deemed to have participated in the solicitation of proxies from SBE's stockholders in favor of the approval of the merger. Information concerning SBE's directors and executive officers is set forth in the publicly-filed documents of SBE. Stockholders may obtain more detailed information regarding the direct and indirect interests of SBE and its directors and executive officers in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.